Exhibit 99.1

For Immediate Release

November 18, 2004

First Century Bankshares, Inc.

Declares Fourth Quarter Dividends

Bluefield, WV – On November 16, 2004, the Board of Directors of First Century Bankshares, Inc., (OTCBB - FCBS) declared its Fourth Quarter dividends to shareholders. The Board declared a regular dividend, in the amount of $0.21 per common share, and an additional special dividend, in the amount of $0.04 per common share. The dividends are payable to shareholders of record December 20, 2004, and are expected to be paid on or about December 30, 2004. Total dividends paid for 2004 of $0.88 per common share represents a 3.5% increase over the 2003 total of $0.85 per common share.

First Century Bankshares, Inc. is a financial holding company, which owns First Century Bank, N.A., headquartered in Bluefield, West Virginia, with 11 offices and 15 ATM locations throughout southern West Virginia and southwestern Virginia.

This press release may contain certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors. Please refer to First Century’s filings with the Securities and Exchange Commission for a summary of important factors that could affect First Century’s forward-looking statements. First Century undertakes no obligation to revise these statements following the date of this press release.

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